Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL GROUP, INC. ANNOUNCES PARTICIPATION IN 16th ANNUAL ICR XCHANGE CONFERENCE

Richardson, TX. January 6, 2014 — Fossil Group, Inc. (NASDAQ: FOSL) announced today that the Company will present at the 16th Annual ICR XChange Conference being held at the JW Marriot Orlando Grande Lakes in Orlando, FL on Monday, January 13, 2014 at 8:30 am Eastern Standard Time. The presentation will be webcast live and accessible at www.fossilgroup.com under the webcast section of the investor relations page.  A replay of the webcast will remain available for thirty days.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 130 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 540 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Contact:	Allison Malkin
ICR, Inc.
(203) 682-8225

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